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                                                                      EXHIBIT 23

              INDEPENDENT AUDITORS' CONSENT AND REPORT ON SCHEDULES

The Board of Directors

Donegal Group Inc.:

The audits referred to in our report dated February 19, 2004 include the related financial statement schedules as of December 31, 2003, and for each of the years in the three-year period ended December 31, 2003, included in the annual report on Form 10-K. These financial statement schedules are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statement schedules based on our audits. In our opinion, such financial statement schedules, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly, in all material respects, the information set forth therein.

We consent to incorporation by reference in the registration statements (Nos. 333-06681, 333-25541, 333-26693, 333-61095, 333-93785, 333-94301, 333-89644,
333-62970, 333-62974 and 333-62976) on Form S-8 and registration statement (No. 333-59828) on Form S-3 of Donegal Group Inc. of our reports dated February 19, 2004, with respect to the consolidated balance sheets of Donegal Group Inc. as of December 31, 2003 and 2002, and the related consolidated statements of income and comprehensive income, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2003, and all related financial statement schedules, which reports are incorporated by reference or appear in the December 31, 2003 annual report on Form 10-K of Donegal Group Inc.

/s/ KPMG LLP

Philadelphia, Pennsylvania

March 22, 2004

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